Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Announces Appointment of Chairman of the Board

John A. Rolls, Lead Independent Director, is Appointed Chairman of the Board

Danbury, CT – March 25, 2011 – FuelCell Energy, Inc. (NASDAQ: FCEL) a leading manufacturer of ultra-clean, efficient and reliable power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today announced that the Board of Directors appointed John A. Rolls as Chairman of the Board. Mr. Rolls, a Director since 2000 and Lead independent director since 2007, will replace Dan Brdar, who has resigned as Chairman of the Board. The change will take effect immediately. Mr. Brdar resigned as President and Chief Executive Officer of the Company in February, 2011 and is not standing for re-election to the Board of Directors.

Mr. Rolls is Managing Partner of Core Capital Group, a private investment partnership.  Previously, he was President and Chief Executive Officer, Deutsche Bank North America; Executive Vice President, Chief Financial Officer, United Technologies Corporation;  Senior Vice President, Chief Financial Officer, RCA and Treasurer, Monsanto Company.

“I am honored to have been appointed Chairman as the Company embarks on dramatic growth,” said John Rolls, Chairman of the Board, FuelCell Energy, Inc.  “I look forward to working with the Board and Management as we develop the sizeable global opportunities available for ultra-clean baseload power generation.”

“The Board thanks Dan Brdar for his leadership in effecting a fourfold product cost reduction and development of broad new markets for the Company’s ultra-clean, highly efficient and reliable power plants.”

About FuelCell Energy
DFC® fuel cells are generating power at over 50 locations worldwide. The Company’s power plants have generated over 700 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The Company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

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